Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), dated as of December 9, 2009, between Leonard S. Schwartz, an individual (the “Executive”), and Aceto Corporation (“Aceto”), a New York corporation, recites and provides as follows:

WHEREAS, Executive served as the Chief Executive Officer and Chairman of the Board of Directors of Aceto and/or its subsidiaries pursuant to an Employment Agreement dated March 24, 2009 (the “Employment Agreement”); and

WHEREAS, Executive and Aceto desire to terminate the Employment Agreement and for Executive to retire from his employment and membership on the Board of Directors of Aceto and/or of its subsidiaries; and,

WHEREAS, Aceto and Executive have reached agreement on all matters relating to the employment of Executive by Aceto, the termination of his Employment Agreement and/or his retirement from employment and membership on the Board of Directors of Aceto and/or subsidiaries; and,

WHEREAS, Aceto and Executive desire to set forth all of the terms and conditions of their agreement in this Agreement.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration, Aceto and Executive agree as follows:

1.   RESIGNATION: Executive hereby irrevocably and voluntarily resigns for the purposes of retirement from his position as Chairman and Chief Executive Officer of Aceto and from the Board of Directors of Aceto and all of its subsidiaries or affiliates as of the Effective Date of this Agreement as defined below.  In connection with Executive’s resignation and as of the Effective Date of this Agreement:

a.   NO DUTIES.  As of November 20, 2009 Executive had and shall have no further obligation or authority to perform duties and functions on behalf of Aceto and/or its subsidiaries or affiliates and shall refrain from performing such duties or functions.

b.   COOPERATION.  Anything to the contrary in this Agreement notwithstanding, Executive may and must cooperate with Aceto to and including March 23, 2012 and thereafter as necessary for business, including legal, matters when requested by the then President, Chief Executive Officer and/or Chairperson of the Board.  If such cooperation is required, the Company shall compensate him at the rate of $250.00 per hour.  The Company shall reimburse him for any approved, reasonable expenses incurred by Executive as a result of his cooperation.  Executive will take all steps requested by Aceto to remove him immediately as director, officer or employee of any Aceto-Related Party, as defined below, and Aceto will take all necessary actions to effectuate such removal.

c.   NO CONTACT.  Except outside the work environment, Executive shall have no contact with customers,  suppliers,  Aceto-Related Parties and  current employees of Aceto and Aceto-Related Parties, except  in connection with Executive’s benefits,  compensation, administrative matters or as requested by the Chairman of the Board of Aceto.  With respect to customers and suppliers of Aceto and Aceto-Related Parties, Executive will not discuss Aceto, Aceto-Related Parties and those entities respective businesses or operations.

2.    SEVERANCE COMPENSATION.  In consideration of Executive’s undertakings contained in this Agreement, Aceto shall:

a.   Pay Executive, as soon as practical after the Effective Date of this Agreement, any accrued base salary and expense reimbursement under Paragraph 2(b) of the Employment Agreement and remaining unpaid as of the Effective Date of this Agreement.  Any expense reimbursements are subject to Aceto’s practices regarding reimbursements and must be submitted with receipts within thirty (30) days of the Effective Date of this Agreement to Mr. Eilender and approved in accordance with Aceto’s practices before they will be paid;

b.   Pay Executive the pro-rated amount of Four Hundred Forty-Six Thousand One Hundred Ninety Dollars ($446,190) per year in equal installments, on a biweekly basis, commencing on Aceto’s first regular pay-period after the Effective Date of this Agreement, through March 23, 2012.  The first and final payment may be unequal amounts to account for the pro-ration of the Four Hundred Forty-Six Thousand One Hundred Ninety Dollars ($446,190):  Payments under this Paragraph 2(b) shall cease in the event that Executive materially breaches this Agreement.

i.
In the event that Executive materially violates the terms of this Agreement, Aceto shall have no obligation to make further payments as of the date of such employment, except base pay accrued prior to his resignation.

ii.
In the event that Executive obtains work with a person or entity that competes with Aceto or an Aceto-Related Party but does not breach this Agreement, payment under Paragraph 2(b) shall be reduced by the compensation Executive receives for such employment.

iii.
In the event Aceto does not learn of the employment identified in Paragraph 2(b)(ii) until after it has made a payment or payments pursuant to this Paragraph 2(b), Executive shall return any compensation to which he was not entitled under Paragraph 2(b)(ii) of this Agreement.

c.   Pay Executive one million and one dollars ($1,000,001.00) less any legally required deductions by wire transfer by the close of business on the eighth (8th) day after the execution of this Agreement, provided Executive complies with the terms of this Agreement and has not revoked or materially breached it.  The payment made under this Paragraph 2(c) is in consideration for Executive’s obligations under this Agreement and is not related to prior services rendered by Executive.

d.   Provide Executive with the following benefits through March 23, 2012, to the extent permitted under the particular plan and/or applicable law and in accordance and under the terms then existing and in effect for all executive employees of Aceto under the particular plan and/or applicable law:

i.
Medical Insurance, including dental, equivalent to that provided to active employees at Aceto will be provided to Executive, provided Executive timely remits the employee share of the premiums, provided, however, that in the event that Executive obtains medical insurance acceptable to him, for which Aceto will reimburse Executive up to $29,000 for the cost of such insurance through March 23, 2012 and Aceto shall have no further obligation to provide medical insurance coverage;

ii.	Life Insurance;

iii.	Contributions to his Supplemental Executive Retirement Plan prorated through the end of March 23, 2012;

iv.	401(k) contributions in accordance with the applicable 401(k) plan prorated through the end of the March 23, 2012;

v.	Aceto will facilitate Executive’s 401(k) rollover and the Executive’s prompt receipt of funds from his Supplemental Executive Retirement Plan in accordance with the applicable law.

vi.
In the event that Executive is not eligible or becomes ineligible to participate in the benefits set out in Paragraphs 2(d)(iii) and (iv) of this Agreement, Aceto will pay the cash equivalent annually, when normally paid to employees.

e.   Aceto agrees to cooperate with Executive and to reasonably assist him in responding to any claim made by the New York Department of Revenue and Taxation during the term of this Agreement. Aceto shall withhold from any amounts payable under this Agreement (such as federal, state or local taxes and contributions for benefits) as may be required to be withheld pursuant to any applicable law or regulation or benefit plan or program in which Executive participates under this Agreement, as well as any sums due from Executive to Aceto.

f.   Aceto shall make a contribution of $10,000.00 to the Roslyn Torah Foundation, within 10 days of execution of this Agreement.

3.   RELEASES.

a.   In consideration of Aceto’s undertakings contained in this Agreement, Executive shall execute the Release contemporaneous with execution of Agreement, which is attached hereto as Exhibit A and expressly incorporated into this Agreement.

b.   In consideration of Executive’s undertakings contained in the Severance Agreement to which Aceto is not otherwise entitled, Aceto releases Executive from, and promises and agrees not to sue Executive for or in respect of, any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions and expenses (including attorney’s fees and costs) of any nature whatsoever, known or unknown, which Aceto now has or claims to have against Executive from the beginning of time to the date of this Agreement, provided, however, that this release shall not bar or waive any claims arising out of any shareholder or derivative actions against Executive or for business related willful misconduct, intentional misconduct or criminal conduct.

4.   NO BENEFITS NOT SET OUT IN THIS AGREEMENT.  No salary, benefits, vacation pay, sick pay or other payments or additional monies beyond the sums identified in Paragraph 2 of this Agreement will be made by Aceto to Executive or on Executive’s behalf and the parties agree that no salary, benefits, or other payments beyond the sums identified in Paragraph 2(a) are owing.

5.   NO DISPARAGEMENT.

a.   In consideration of Aceto’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive agrees that he and his agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which  would materially damage the reputation, goodwill or standing in the community of Aceto, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Aceto Related Parties”) and (ii) referring to or in any way commenting on Aceto and/or any of the other Aceto Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of Aceto and/or any of the other Aceto Related Parties.

b.   In consideration of Executive’s undertakings contained in this Agreement to which Aceto is not otherwise entitled, Aceto and Aceto Related Parties  agree that they shall refrain from (i) all conduct, verbal or otherwise, which materially damage the reputation, goodwill or standing in the community of Executive and (ii) referring to or in any way commenting on Executive in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), would materially damage, the reputation, goodwill or standing in the community of Executive.

6.   TERMS ARE CONFIDENTIAL.  Until such time as Aceto is required to disclose the existence and terms of this Agreement, Executive shall keep the terms and conditions of this Agreement strictly confidential.  Executive hereby agrees not to disclose the existence of this Agreement or any of the terms of this Agreement (including without limitation the amounts referred to in Paragraph 2) to any person, including without limitation, any current or former employee of or applicant for employment with Aceto and/or any of the other Aceto Related Parties, with the exception of Executive’s attorney, accountant, tax preparer or spouse or as compelled by legal process, provided Executive’s attorneys, accountants, tax preparers, or spouses, are informed of this provision requiring confidentiality and such person agrees to be bound by its terms.

7.   RETURN OF COMPANY PROPERTY.  All documents, records, data, equipment (including, without limitation: any computer or computers; any electronic storage device; computer hard drives; flash drives; discs and the like), Aceto charge or credit cards, any Aceto electronic communication devices (including cellular telephones, BlackBerry®, PDA and the like) and other physical property, whether or not pertaining to Confidential Information, which were furnished to Executive by Aceto or were procured by Executive in connection with Executive’s services to Aceto and/or is subsidiaries or affiliates will be and remain the sole property of Aceto. Executive will return to Aceto forthwith all such materials and property except as provided in Paragraph 8 of this Agreement, .

8.   RETURN OF COMPANY CARS.  Aceto shall continue to provide Executive with one Aceto-provided car through current expiration of the lease on the Aceto provided car in or about July 2010.  Aceto shall provide for the registration, maintenance and insurance of the vehicle until lease expiration.  At that time the lease expires, Aceto shall purchase the car and transfer its title to Executive, at which time Executive shall be solely responsible for the car and its registration, maintenance and insurance and Aceto shall have no other obligations related to the car.  Executive shall be responsible for any excess charges due on the lease at the time of its expiration.

9.   STOCK SHARES AND OPTIONS.

a.   Executive’s stock options and restricted shares in Aceto and/or its subsidiaries and affiliates (“Options” and “Restricted Shares”, respectively) will be guided by the plans or other vehicles that granted them to him and shall vest according to their respective terms.

b.   Executive’s ability to exercise all stock options issued to him  shall be extended for a period of two years after the Effective Date of this Agreement, provided such extension is permitted under the plan and applicable law.  Executive’s ability to exercise any other stock options shall guided by the plans or other vehicles that granted them to him.

c.   Aceto represents that it will remove all of the restrictions pertaining to all of Executive’s restricted stock as follows: 6,666 shares on December 6, 2009, 10,001 shares upon resignation of Executive from all positions with Aceto and Aceto-related entities and that Aceto will facilitate Executive’s receipt of a certificate for such shares.

10.   CONFIDENTIAL INFORMATION.

a.   “Confidential Information” means any information concerning or referring in any way to the business of Aceto and/or its subsidiaries and affiliates disclosed to or acquired by the Executive through or as a consequence of the Executive’s affiliation as an employee of Aceto and/or member of its and/or its subsidiaries or affiliates. For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto and/or its subsidiaries and affiliates which is not generally known to the public and which in the ordinary course of business is maintained by Aceto and/or its subsidiaries and affiliates as confidential. By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s and/or its subsidiaries’ and affiliates’ products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s and/or its subsidiaries’ and affiliates’ business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by Aceto and/or its subsidiaries and affiliates as “confidential.” Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (a) a person otherwise bound to the provisions hereof, or (b) any person bound by a duty of confidentiality or similar duty owed to Aceto and/or its subsidiaries and affiliates.

b.   DUTY OF CONFIDENTIALITY. Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others to disclose or use) any Confidential Information belonging to Aceto and/or its subsidiaries and affiliates, whether in oral, written, electronic or permanent form, except as directed in writing by the Board of Directors of Aceto and/or its subsidiaries or affiliates.

c.   Executive shall deliver forthwith to Aceto and/or its subsidiaries and affiliates as the case may be all original Confidential Information (and all copies thereof) in Executive’s possession or control belonging to Aceto and/or its subsidiaries and affiliates and all tangible items embodying or containing Confidential Information.

d.   This Agreement supersedes any previous Confidentiality and Non-Disclosure Agreement between the Executive and Aceto and/or its subsidiaries and affiliates.

e.   INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in this Paragraph 10 will cause irreparable damage to Aceto and/or its subsidiaries and affiliates, and accordingly, Executive agrees that Aceto and/or its subsidiaries and affiliates as the case may be shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Aceto and/or its subsidiaries and affiliates may have.  The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Aceto of the covenants contained in this Agreement.

f.   ASSIGNMENT OF RIGHTS. Executive has disclosed to Aceto any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by Executive as a result or product of his employment relationship with Aceto and/or its subsidiaries and affiliates. Executive hereby assigns to Aceto or its relevant subsidiary or affiliate without additional compensation the entire worldwide right, title and interest in and to any such Inventions (whether disclosed or not), and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof. Executive shall, at the request of Aceto, or its relevant subsidiary or affiliate without additional compensation execute, acknowledge and deliver to Aceto or its relevant subsidiary or affiliate such instruments and documents as Aceto or its relevant subsidiary or affiliate may require to perfect, transfer and vest in Aceto or its relevant subsidiary or affiliate the entire right, title and interest in and to such inventions. In the event that Executive does not timely perform such obligations, Executive hereby makes Aceto or its relevant subsidiary or affiliate and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive’s behalf. Executive shall cooperate with Aceto or its relevant subsidiary or affiliate upon Aceto’s or its relevant subsidiary’s or affiliate’s request and at Aceto’s or its relevant subsidiary’s or affiliate’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

11.   NON-COMPETE; NON-SOLICITATION.

a.   NON-COMPETE. For a period commencing on the Effective Date of this Agreement and ending March 23, 2013 (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of Aceto and/or its subsidiaries or affiliates (collectively, a "Competitor"). Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

b.   NON-SOLICITATION. During the Non-Competition Period identified in Paragraph 11(a) above, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at Aceto or its subsidiaries or affiliates to cease working at Aceto or its subsidiaries or affiliates, or in any way interfere with the relationship between Aceto or its subsidiaries or affiliates and anyone working at Aceto or its subsidiaries or affiliates except in the proper exercise of Executive’s authority or (ii) in any way interfere with the relationship between Aceto or its subsidiaries or affiliates and any customer, supplier, licensee or other business relation of Aceto or its subsidiaries or affiliates.

c.   SCOPE. If, at the time of enforcement of this Paragraph 11, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

d.   INDEPENDENT AGREEMENT. The existence of any claim or cause of action of Executive against Aceto or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

e.   INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in this Paragraph 11 will cause irreparable damage to Aceto and/or its subsidiaries or affiliates, and accordingly, Executive agrees that Aceto and/or its subsidiaries or affiliates shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Aceto and/or its subsidiaries or affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Aceto and/or its subsidiaries or affiliates of the covenants contained in this Agreement.

12.   ARBITRATION:  No dispute between one or more Aceto Related Parties and Executive, shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or, if Aceto and Executive agree in a separate writing, an other individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Aceto or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

a.   The arbitration shall be initiated in Nassau County, New York and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one (1) year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

b.   The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of New York. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

c.   PRIOR AGREEMENTS SUPERSEDED.  This Agreement supersedes all previous Agreements between the Executive and Aceto, including the Employment Agreement.  To the extent that there is any conflict between this Agreement and any earlier agreement between Aceto and Executive, this Agreement governs.

13.   SUCCESSORS.

a.   This Agreement is personal to Executive and shall not be assignable by Executive. In the event of Executive’s death on or before March 23, 2012 and in the absence of his earlier material breach of this Agreement, any payment or benefit due shall inure to Executive’s estate or beneficiary, as applicable.

b.   This Agreement shall inure to the benefit of Aceto and its successors and assigns. Aceto may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, provided that such assignee is financially qualified to fulfill obligations hereunder and in the event of such assignment, Aceto agrees to guarantee all obligations hereunder.

c.   In the event of Change of Control (as defined hereafter), this Agreement shall continue to be binding on all parties.  For purposes of this Agreement, “Change of Control” shall mean the event when any entity, or affiliated or related entity, acquires 20% or more of Aceto stock.

14.   MISCELLANEOUS

a.   Executive shall notify Aceto of any and all employment or other compensated work he obtains during the period October 21, 2009 through and including March 23, 2012 with a person or entity that competes with Aceto or an Aceto-Related Party but does not breach this Agreement.  Such notice shall identify the name and address of the employer or person or entity that provides the compensation for the work involved, Executive’s title, duties and responsibilities, and fully identify all compensation that Executive is to receive in connection with the work or employment.

b.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

c.   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, reputable overnight courier (such as Federal Express or UPS), or by facsimile, or by e-mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to Aceto or Executive as follows:

For Aceto:	For Executive:
Mr. Albert L. Eilender Aceto Corporation One Hollow Lane Lake Success, NY 11042-1215	c/o David C. Jacobson Law Offices of David C. Jacobson LLC 245 Park Avenue, 24th Floor New York, NY 10167

With a Copy to:
Robert A. Sparer Clifton Budd & DeMaria, LLP 420 Lexington Avenue, Suite 420 New York, New York 10170

d.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

e.   The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.   This Agreement shall become effective on the seventh (7th) day after the Executive executes the General Release attached as Exhibit “A” to this Agreement, provided the Executive does not exercise his right to revoke the General Release (“Effective Date”).

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Aceto has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ACETO CORPORATION, a New York Corporation		EXECUTIVE

By:	/s/ Albert L. Eilender	/s/ Leonard S. Schwartz
	ALBERT L. EILENDER	LEONARD S. SCHWARTZ

RELEASE

THIS Release dated as of December 9, 2009, between Leonard S. Schwartz, an individual (the “Executive”), and Aceto Corporation (“Aceto”), a New York corporation, recites and provides as follows:

WHEREAS, Executive serves or served as the Chief Executive Officer and Chairman of the Board of Directors of Aceto and/or its subsidiaries pursuant to an Employment Agreement dated March 24, 2009 (the “Employment Agreement”); and

WHEREAS, Executive and Aceto desire to terminate the Employment Agreement and Executive has resigned his employment and membership on the Board of Directors of Aceto and/or of its subsidiaries; and,

WHEREAS, Aceto and Executive have reached agreement on all matters relating to the employment of Executive by Aceto, the termination of his Employment Agreement and his retirement from employment and membership on the Board of Directors of Aceto and/or subsidiaries; and,

WHEREAS, Aceto and Executive have set the terms and conditions of their agreement in the Severance Agreement dated December 9, 2009 (“Severance Agreement”) to which this Release is Exhibit “A”; and,

WHEREAS, the Severance Agreement obligates Executive to execute this Release;

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration contained in the Severance Agreement, Executive agrees as follows:

1.   In consideration of Aceto’s undertakings contained in the Severance Agreement to which Executive is not otherwise entitled, Executive releases Aceto, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Aceto Related Parties”) from, and promises not to sue Aceto and/or any of the other Aceto Related Parties for or in respect of, any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions and expenses (including attorney’s fees and costs) of any nature whatsoever, known or unknown, which Executive now has or claims to have against Aceto and/or any of the other Aceto Related Parties jointly, severally or singly from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Aceto or the termination of his employment; claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment, including but not limited to wages, benefits or discrimination in employment on the basis of any protected characteristic.  This release applies to rights and claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.).  This release does not release Aceto or Aceto-Related Parties from obligations under the Severance Agreement.

1

2.   Notwithstanding Paragraph 1 of this Release, Executive may bring a claim for breach of the Severance Agreement .  If any claim covered in Paragraph 1 of this Release, other than for a breach of the Severance Agreement or to enforce his rights under the Severance Agreement, is brought by Executive, to the greatest extent permitted by applicable law, Aceto and/or the other Aceto Related Parties shall be entitled to its and/or their attorney’s fees and costs upon prevailing on such claim.

3.   Executive acknowledges the following:

a.   He has read and understands this Release and the Severance Agreement;

b.   Before executing this Release and the Severance Agreement he has been offered at least forty-five (45) days to consider his rights and obligations under this Release and the Severance Agreement;

c.   The period of time he has to consider his rights and obligations under this Release and the Severance Agreement is reasonable;

d.   Before executing this Release and the Severance Agreement, Aceto advised him in writing to consult with an attorney;

e.   He has knowingly and voluntarily elected to enter into this Release and the Severance Agreement and releases Aceto from any and all claims, subject to the stated limitations in this Release, in exchange for valuable consideration which is in addition to anything of value to which he is already entitled;

f.   The Release constitutes a waiver of all rights and claims he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.);

g.   This Release does not waive any rights or claims by Executive that may arise after this Release is finally accepted and executed; and,

h.   For a period of seven (7) days following the execution of this Release and the Severance Agreement, Executive may revoke this Release and the Severance Agreement by sending written notice of same to Aceto, addressed to Mr. Albert L. Eilender, One Hollow Lane, Lake Success, NY 11042-1215.  For the revocation to be effective, Aceto must receive the written notice by not later than the close of business on the seventh day after Executive signs this Release.  This Release shall not become effective or enforceable until this seven (7) day revocation period has expired without Executive having exercised his right to revoke.

2

ACETO CORPORATION, a New York Corporation		EXECUTIVE

By:	/s/ Albert L. Eilender	/s/ Leonard S. Schwartz
	ALBERT L. EILENDER	LEONARD S. SCHWARTZ

On the 9th day of December in the year 2009 before me, the undersigned, personally appeared Albert L. Eilender, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and with the authority of Aceto Corporation, and that by his signature on the instrument, the corporation upon which the individual acted executed the instrument.

Notary Signature

On the 9th day of December in the year 2009 before me, the undersigned, personally appeared Leonard S. Schwartz, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the individual executed the instrument.

Notary Signature

3